Exhibit 99.1

Access National Reports Earnings

RESTON, Va.--(BUSINESS WIRE)--Access National Corporation (NASDAQ:ANCX), holding company for Access National Bank, reported net income for the first quarter of 2008 of $1.7 million, or $.16 per diluted share compared to $1.3 million or $.11 per diluted share for the same period of the prior year. Return on average assets for the first quarter was 1.10% in 2008, compared to .82% in 2007. Return on average equity was 11.51% in 2008 compared to 8.20% in 2007.

On a segment basis, our banking segment contributed $1.6 million of before tax income in the first quarter of 2008 compared to $2.7 million in the prior year while the mortgage segment posted a pre-tax income of $1.3 million compared to a loss of $539 thousand in the first quarter of 2007.

Assets totaled $627 million at March 31, 2008 compared to $622 million at December 31, 2007. Loans held for investment decreased approximately $13.3 million, primarily relating to decreases in commercial real estate loans and commercial real estate construction loans. Loan run-off has exceeded new loan production as the company has tightened lending policies in the face of economic weakness in its market.

Total interest bearing deposits decreased approximately $32.9 million from December 31, 2007 and consisted primarily of wholesale deposits that were replaced with longer term borrowings at lower rates. Non-interest bearing deposits increased approximately $16.6 million due to a combination of growth in the quantity of accounts and increased balances of existing commercial accounts.

During the first quarter of 2008, the Corporation implemented the fair value standards of SFAS 157 and elected to fair value loans held for sale as provided by SFAS 159. The Corporation also adopted Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings”. The adoption of SFAS 159 and SAB 109 resulted in an increase in earnings for the mortgage segment of approximately $546 thousand net of taxes. The adoption of these standards will be disclosed in the first quarter 2008 SEC Form 10-Q expected to be filed in early May.

Non-performing assets (NPAs) totaled $7.9 million at March 31, 2008, an increase from $2.7 million reported as of the prior quarter end. The increase was driven primarily by the addition of one $6.9 million commercial real estate loan and came despite the disposition of $1.4 million of previously recorded NPAs. The company did not repurchase any mortgage loans during the period. In addition to the commercial real estate loan noted, the NPA balance also included one $173 thousand commercial loan, one $184 thousand residential mortgage loan (that was subsequently paid off) and two foreclosed residential properties totaling $622 thousand. Management is proactive in working with these borrowers and assets to either liquidate or rehabilitate. In order to ensure adequate reserves are available to absorb any potential losses from NPAs, the loan loss reserve was increased during the quarter by $408 thousand and now stands at $7.9 million. The loan loss reserve equates to 1.70% of total loans held for investment.

During the first quarter of 2008, the Corporation purchased 583,187 shares of its common stock under a share repurchase program. As of March 31, 2008 a total of 1,828,811 shares have been purchased at an average cost of $7.47 since the program began March 20. 2007.

A summary of the operating performance and financial condition for the reporting period is attached.

Access National Corporation is the parent company of Access National Bank, an independent nationally chartered bank. The Bank, established in December 1999, serves the business community in the greater DC Metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to bank clients and consumers in the same area and other select markets. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ National Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC files.

Access National Corporation Consolidated Balance Sheet

	March 31	December 31
	2008	2007
(In Thousands)	(unaudited)

ASSETS

Cash and due from banks	$6,331	$6,238

Interest bearing balances and federal funds sold	23,036	13,266

Securities available for sale	64,287	73,558

Loans held for sale- Carried at fair value in 2008	57,170	39,144

Loans held for investment net of allowance for loan losses of $7,906 and $7,462 respectively	456,417	470,136

Premises, Equipment and Land	9,586	9,712

Other assets	10,374	10,322

Total assets	$627,201	$622,376

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$75,986	$59,416

Savings and interest bearing deposits	124,625	142,820

Time Deposits	256,494	271,182

Total deposits	457,105	473,418

Short-term borrowings	36,267	41,676

Long-term borrowings	66,637	39,524

Subordinated debentures	6,186	6,186

Other liabilities and accrued expenses	5,123	3,611

Total Liabilities	571,318	564,415

SHAREHOLDERS' EQUITY
Common stock $0.835 par value; 60,000,000 authorized; issued and outstanding, 10,338,741 and 10,840,730 shares respectively	8,633	9,052

Surplus	18,215	21,833

Retained earnings	28,310	26,846

Accumulated other comprehensive income (loss)	725	230

Total shareholders' equity	55,883	57,961

Total liabilities and shareholders' equity	$627,201	$622,376

Access National Corporation
Consolidated Statement of Operations

	Three Months	Three Months
	Ended 03/31/08	Ended 03/31/07
(In Thousands Except for Share Data)	(unaudited)	(unaudited)

INTEREST INCOME
Interest and fees on loans	$8,903	$9,822

Interest on federal funds sold & bank balances	265	195

Interest on securities	851	1,156
Total interest income	10,019	11,173

INTEREST EXPENSE
Interest on deposits	4,268	4,008

Interest on other borrowings	969	2,109
Total interest expense	5,237	6,117
Net interest income	4,782	5,056

Provision for loan losses	408	291
Net interest income after provision for loan losses	4,374	4,765

NON-INTEREST INCOME
Service charges and fees	103	102

Gain on sale of loans	6,854	5,773

Other Income	1,485	1,989
Total non-interest income	8,442	7,864

NON-INTEREST EXPENSE
Salaries and benefits	5,930	5,219

Occupancy and equipment	636	498

Other operating expense	3,615	4,953
Total non-interest expense	10,181	10,670
Income before income tax	2,635	1,959

Income tax expense	944	633
NET INCOME	1,691	1,326

Earnings per common share:
Basic	$0.16	$0.11
Diluted	$0.16	$0.11

Average outstanding shares:
Basic	10,613,723	11,954,863
Diluted	10,762,776	12,255,330

Access National Corporation Selected Financial Data (In Thousands, Except for Share Data)

	March 31	March 31	Percent
	2008	2007	Change
Period end balances
Assets	$627,201	$667,204	-6%
Loans held for investment	464,323	457,665	1%
Loans held for sale	57,170	67,429	-15%
Interest bearing deposits & federal funds sold	23,036	24,670	-7%
Investment Securities (at fair value)	64,287	93,593	-31%
Earning assets	608,133	643,391	-5%
Interest bearing deposits	381,119	369,150	3%
Total Deposits	457,105	460,687	-1%
Shareholder's equity	55,883	64,308	-13%
Mortgage loan originations	217,247	309,762	-30%
Quarterly averages
Assets	617,306	647,080	-5%
Loans held for investment	469,387	445,512	5%
Loans held for sale	25,117	62,866	-60%
Interest bearing deposits & federal funds sold	34,668	14,922	132%
Investment Securities	71,106	104,091	-32%
Earning assets	599,597	628,222	-5%
Interest bearing deposits	402,931	352,973	14%
Total Deposits	458,279	416,567	10%
Repurchase agreements & federal funds	13,080	7,019	86%
Commercial paper & other short term borrowings	16,646	18,920	-12%
FHLB borrowings	60,581	125,076	-52%
Shareholders' equity	58,753	64,709	-9%
Averages (TTM)
Assets	646,187	619,807	4%
Loans held for investment	478,201	417,834	14%
Loans held for sale	40,396	63,896	-37%
Interest bearing deposits & federal funds sold	22,350	9,514	135%
Investment Securities	85,727	104,148	-18%
Earning assets	626,760	599,738	5%
Interest bearing deposits	394,941	365,645	8%
Total Deposits	455,457	432,072	5%
Repurchase agreements & federal funds purchased	13,882	6,399	117%
Commercial paper & other short term borrowings	15,282	19,326	-21%
FHLB borrowings	86,280	94,931	-9%
Shareholders' equity	61,821	52,382	18%
Earnings
Net income (YTD)	1,691	1,326	28%
Net income (TTM)	4,067	7,295	-44%
Banking segment - income before taxes	1,638	2,748	-40%
Mortgage segment - income before taxes	1,305	(539)	-342%
Other segments - income before taxes (1)	(308)	(251)	23%
Consolidated - income before taxes	2,635	1,959	35%
Common shares outstanding	10,338,741	12,020,587	-14%
Book value	$5.41	$5.36	1%
Basic EPS	$0.16	$0.11	45%
Diluted EPS	$0.16	$0.11	45%
Average outstanding shares
Basic	10,613,723	11,954,863	-11%
Diluted	10,762,776	12,255,330	-12%
Return on average assets - annualized	1.10%	0.82%	34%
Return on average shareholders equity - annualized	11.51%	8.20%	40%
Return on average assets (TTM)	0.63%	1.18%	-47%
Average shareholders equity (TTM)	6.58%	13.93%	-53%
Net Interest Margin - annualized	3.19%	3.22%	-1%
Efficiency ratio - bank only	57.87%	47.27%	22%
Efficiency ratio - consolidated	77.00%	82.98%	-7%
Asset quality
Allowance for loan losses	7,906	5,746	38%
Allowance for loan losses/loans held for investment	1.70%	1.26%	36%
Non-performing assets	7,900	530	1391%
Non-performing assets/Total loans plus OREO	1.70%	0.08%	2024%
Net charge-offs to average loans (YTD)	0.01%	0.00%	100%

(1)Access National Corp. & Access Real Estate LLC
(TTM) - Trailing Twelve Months

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100